Exhibit 99.5
PHILADELPHIA INSURANCE COMPANIES
ADDITIONAL SUPPLEMENTAL INFORMATION
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
(IN THOUSANDS)
NET LOSS AND LOSS ADJUSTMENT EXPENSES:

	Net Incurred Loss and Loss Adjustment Expenses				(1) Net Paid Loss and Loss Adjustment Expenses
	For The Three Months Ended		For The Nine Months Ended		For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,		September 30,		September 30,
PRODUCTS	2005	2004	2005	2004	2005	2004	2005	2004
COMMERCIAL LINES	$107,237	$70,023	$280,161	$225,016	$53,297	$45,922	$113,160	$138,526
SPECIALTY LINES	25,535	52,280	75,276	92,033	10,763	12,548	14,922	41,091
PERSONAL LINES	9,087	25,466	28,695	34,280	9,779	13,541	24,831	22,003

TOTAL NET LOSS AND LOSS ADJUSTMENT EXPENSES	$141,859	$147,769	$384,132	$351,329	$73,839	$72,011	$152,913	$201,620

Net Loss & Lae Reserves @ September 30, 2005		$902,939

Taxable Equivalent Yield @ September 30, 2005		4.8%

Portfolio Duration @ September 30, 2005		4.1 yrs

Book Value Per Common Share @ September 30, 2005		$34.14

Shares Repurchased During the Three Months Ended September 30, 2005		0

(1)	During February 2005, the Company entered into a Reinsurance Commutation and Release Agreement effective as of January 1, 2005 with respect to the 2003 Whole Account Net Quota Share Reinsurance contract. As a result of this commutation, the Company increased its Net Unpaid Loss and Loss Adjustment Expenses and decreased its Net Paid Loss and Loss Adjustment Expenses by $64.3 million.